                                                                     Exhibit 2.1


                                                                           Final

          CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

                             CO-PROMOTION AGREEMENT

         This Co-promotion Agreement (hereafter, the "AGREEMENT") is entered into as of October 29, 2003, by and between Kos Pharmaceuticals, Inc., a Florida corporation ("KOS"), and Takeda Pharmaceuticals North America, Inc., a Delaware corporation ("TPNA"), for the marketing of Kos' fixed-dose niacin product marketed under the brand name "NIASPAN(R)" and combination niacin and lovastatin product marketed under the brand name "ADVICOR(R)" (each, a "PRODUCT" and collectively, the "PRODUCTS", as more fully defined below).

                                    RECITALS

         A. Kos is the owner of all right, title and interest in and to the Products.

         B. Kos believes additional resources are necessary to adequately meet the demands for information about and access to the Products in the Territory and, therefore, desires to co-promote the Products with TPNA in the Territory.

         C. TPNA desires to co-promote the Products with Kos in the Territory, and Kos is willing to grant TPNA the right to co-promote the Products in the Territory, all on the terms and subject to the conditions set forth in this Agreement.


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1.       DEFINITIONS

         1.1 ADVERSE EVENT(S) shall mean those events defined as adverse drug experiences in Title 21 of the U. S. Code of Federal Regulations,ss.314.80, as amended from time to time and published in the Federal Register.

         1.2 AFFILIATE shall mean any corporation, firm, partnership or other entity that directly or indirectly owns, is owned by or is under common ownership with a Party to the extent of at least fifty percent (50%) of the equity or other ownership interest having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a Party.

         1.3 ANNUAL BASELINE NET SALES AMOUNT shall mean an amount equal to ***** Any adjustment required to exclude Net Sales attributable to a Commercial Inventory Level that exceeds the Commercially Appropriate Inventory Level will be added to the Net Sales ***** for purposes of this Agreement. The amount of any such adjustment to Net Sales shall be calculated by multiplying (A) the difference between (x) the Commercially Appropriate Inventory Levels and (y) the Commercial Inventory Levels by (B) the average monthly amount of Product withdrawals reported by IMS ***** in order to determine the gross number of units of the Products by which the Commercial Inventory Level exceeds or is less than the Commercially Appropriate Inventory Levels, and then multiplying such number of units by the average net selling price per unit of the Products during such calendar quarter. *****

         1.4 BUSINESS DAY shall mean a day on which commercial banks are open for business in New York City. References in this Agreement to "DAYS" other than Business Days shall mean calendar days.

         1.5 CHANGE OF CONTROL of a Party shall occur if (i) any person or entity not an Affiliate of such Party acquires directly or indirectly the beneficial ownership of any voting security of a Party, or if the percentage ownership of such person or entity in the voting securities of a Party is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such person or entity is, directly or indirectly, the beneficial owner of voting securities representing fifty percent (50%) or more of the total voting power of all of the then-outstanding voting securities of such Party; (ii) the consummation of a merger, consolidation, recapitalization, or reorganization of such Party, other than any such transaction which would result in stockholders or equity holders of such Party or an Affiliate of such Party immediately prior to such transaction owning at least fifty percent (50%) of the outstanding securities of the surviving entity in such transaction immediately following such transaction; or (iii) the stockholders or equity holders of a Party shall approve a plan of complete liquidation of the Party or an agreement for the sale or disposition by the Party of all or a substantial portion of the Party's assets, other than pursuant to the transaction as described above or to an Affiliate. Notwithstanding the foregoing, a "CHANGE OF CONTROL" shall not be deemed to have occurred upon any transfer (x) by Michael Jaharis of any or all of the shares of capital stock of Kos that he beneficially owns to one or more of the following: the spouse or sibling or lineal descendent of Michael Jaharis, any corporation or other entity in which fifty percent (50%) or




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more of the beneficial ownership of equity interests and fifty percent (50%) or more of the voting securities is owned by Michael Jaharis or the spouse or any sibling or lineal descendent of Michael Jaharis, or any trust for the benefit of Michael Jaharis or the spouse or any sibling or lineal descendent of Michael Jaharis (each of the foregoing, a "PERMITTED TRANSFEREE"), (y) by any Permitted Transferee of any of its shares of the capital stock of Kos to another Permitted Transferee, and/or (z) of the shares or capital stock of TPNA to an Affiliate of TPNA.

         1.6 CODE OR CODES shall mean the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA) and the American Medical Association Guidelines on Gifts to Physicians, as either of the foregoing may be amended.

         1.7 COMMERCIAL INVENTORY LEVEL shall mean the level of inventory held by wholesalers as determined on a monthly basis and reported to Kos by IMS, expressed as the number of months of inventory held by such wholesalers. The Commercial Inventory Level as of ***** (solely for purposes of Section 4.2 (d)) and *****, shall be calculated by reference to the IMS Inventory Data as set forth in the preceding sentence, provided that such calculation shall be adjusted as necessary to more accurately reflect Kos' actual inventory level in light of deviations in customer buying patterns as evidenced by orders for the Products from Kos' customers, prescription trends for the Products and other indicia of the actual amount of inventory held by Kos customers as of such date. Any such adjustment to the Commercial Inventory Level as of such dates shall be made by the Steering Committee.

         1.8 COMMERCIALLY APPROPRIATE INVENTORY LEVEL shall mean a Commercial Inventory Level for each Product of not more than ***** months on hand nor less than ***** months on hand.

         1.9 COST OF MANUFACTURE shall mean, with respect to any Product, Kos' fully allocated manufacturing and packaging cost directly applied by Kos to such Product calculated in accordance with GAAP, and shall include all production costs ex factory. Cost of Manufacture shall not include any manufacturing variances due to idle plant capacity or allocable to other products or any profit related to intercompany transfer pricing.

         1.10 EFFECTIVE DATE shall mean the date upon which this Agreement becomes effective and shall be the date first written above.

         1.11 FDA shall mean the United States Food and Drug Administration and any successor agency thereto.

         1.12 GAAP shall mean Generally Accepted Accounting Principles in the United States.

         1.13 GENERIC ENTRY shall mean the date of the first shipment by a Third Party (other than a person or entity related to Kos) of an FDA-approved generic version of Niaspan in the Territory.

         1.14 INCREMENTAL NET SALES shall mean the amount by which the Net Sales of the Products for a Year exceeds the Annual Baseline Net Sales Amount.




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         1.15 JOINT CO-PROMOTION ACTIVITIES shall have the meaning set forth in
Section 5.4.

         1.16 JOINT MARKS shall mean any trademark, service mark, copyright or logo developed, applied for or registered or to be applied for or registered for use in connection with educational activities or services, including "PROCESS OF CARE" materials or other jointly developed materials, not intended to be used exclusively in association with the Products.

         1.17 KOS TRADEMARKS shall mean the Niaspan(R) and Advicor(R) trademarks owned by Kos in the Territory, and any other trademark, service mark or logo developed, applied for, registered, or to be applied for or registered for use in connection with the sale of the Products in the Territory, but shall not include Joint Marks. The current list of Kos Trademark registrations and applications is set forth in Appendix A attached hereto.

         1.18 KNOW-HOW shall mean all present and future information developed by Kos, whether or not in written form, that is not in the public domain and that relates to the Products and shall include, without limitation, all biological, chemical, pharmacological, toxicological, medical or clinical, analytical, quality, manufacturing, research, or sales and marketing information including all processes, methods, procedures, techniques, plans, programs, and data and any other information relating to the Products or useful for the development or commercialization of the Products in the Territory.

         1.19 MARKETING ADVISORY COMMITTEE shall mean the committee established and conducted in accordance with the procedures set forth in Article 5.

         1.20 MINIMUM KOS DETAILS shall have the meaning set forth in Section 2.2(b).

         1.21 MINIMUM TPNA DETAILS shall have the meaning set forth in Section 2.2(b).

         1.22 NDA shall mean a New Drug Application for a Product in accordance with the requirements of the FDA.

         1.23 NET SALES shall mean the recorded gross sales of both Products in the Territory to Third Parties in accordance with GAAP less the following deductions:

              *****

in each case determined in accordance with Kos' commercial and accounting policies and practices consistently applied in a manner consistent with GAAP.

                  If Kos chooses to sell one or more of the Products together with another Kos product with composite pricing, Net Sales for the affected Product will be recalculated based on the then-average price of the Product to the applicable customer category when such Product is sold independently of any other Kos product. Even where Kos does not sell the Products through composite pricing and a deduction would otherwise be acceptable pursuant to the clauses above, the Parties agree that the percentage of such deduction from the gross price under any such clause shall not be greater for any Product than those applicable to the majority of Kos' other products.




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         1.24 PARTY(IES) shall mean each of Kos and TPNA.

         1.25 PATENTS shall mean all patents and patent applications in the Territory that are or become owned by Kos, or to which Kos otherwise has, now or in the future, the right to grant licenses and license rights, that generically or specifically cover the Products or a use or formulation of the Products. Included within the definition of Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof. The current list of patent applications and patents encompassed within Patents is set forth in Appendix B attached hereto.

         1.26 PRIMARY DETAIL EQUIVALENT ("PDE") shall mean *****.

         1.27 PRODUCTS shall mean all strengths and dosage forms of Kos' Niaspan(R) Product and Kos' Advicor(R) Product for all indications approved by the FDA at any time during the Term *****.

         1.28 PRODUCT DETAIL(S) shall mean a face-to-face meeting, between (i) a professional representative of the applicable Party, meeting minimum professional standards of a four-year college degree (B.A., B.S. or equivalent), and (ii) a health care professional with prescribing authority, during which a presentation of one of the Product's attributes is orally presented in a manner consistent with the quality of such presentations made by a Party's professional representatives for such Party's other products. A "PRIMARY PRODUCT DETAIL" shall mean a Product Detail where the presentation of such Product during the Product Detail is the first presentation made and is the presentation on which the most time is spent during such meeting. A "SECONDARY PRODUCT DETAIL" is the presentation on which the second most amount of time is spent during such meeting. A "TERTIARY PRODUCT DETAIL" shall mean a Product Detail where the presentation of such Product during the Product Detail is the presentation on which the third most amount of time is spent during such meeting and at least one (1) Product benefit is described. When used as a verb, "PRODUCT DETAIL" shall mean to engage in a Product Detail.

         1.29 QUARTERLY BASELINE NET SALES AMOUNT shall mean the amount equal to
(i) for the first calendar quarter of a Year, the Annual Baseline Net Sales Amount multiplied by *****, (ii) for the second calendar quarter of a Year, the Annual Baseline Net Sales Amount multiplied by *****, (iii) for the third calendar quarter of a Year, the Annual Baseline Net Sales Amount multiplied by *****, and (iv) for the fourth calendar quarter of a Year, the Annual Baseline Net Sales Amount multiplied by *****.

         1.30 STEERING COMMITTEE shall have the meaning set forth in Section
5.6.

         1.31 TAIL PAYMENT ROYALTY BASE shall mean: (i) in the event there is no early termination of this Agreement, ***** or (ii) in the event this Agreement is terminated by Kos pursuant to clause (v) of Section 3.2 during the second, third or fourth calendar quarter of 2006, ***** or (iii) in the event this Agreement is terminated by Kos pursuant to clause (v) of Section 3.2 during the first calendar quarter of 2006, ***** or (iv) in the event this Agreement is terminated by Kos pursuant to clause (vi) of Section 3.2 or by TPNA pursuant to any of clauses (i), (vii) and (viii) of Section 3.2, *****.



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         1.32 TAIL PERIOD shall mean the three (3) year period of time following the Initial Term.

         1.33 TERM shall have the meaning set forth in Section 3.1.

         1.34 TERRITORY shall mean the United States of America its territories and possessions, including Puerto Rico.

         1.35 THIRD PARTY(IES) shall mean any person or entity other than Kos and TPNA or their Affiliates.

         1.36 TPNA TRADEMARKS shall mean the Takeda logo licensed to TPNA in the Territory, and any other trademark, service mark or logo developed, applied for, registered, or to be applied for or registered for use in connection with TPNA's business in the Territory, but shall not include Joint Marks.

         1.37 YEAR shall mean each calendar year during the Term beginning January 1, 2004.

2.       CO-PROMOTION

         2.1 GRANT OF RIGHTS. Kos grants to TPNA the exclusive right to co-promote the sale of the Products in the Territory, subject to (i) Kos' right to co-promote the Products in the Territory and (ii) all the other terms and conditions of this Agreement. Kos shall retain exclusively all of its rights with respect to the Products outside the Territory and TPNA shall have no rights with respect to the Products outside the Territory as a result of the execution or performance of this Agreement. Subject to the provisions of Section 5.5(d), Kos shall not grant any rights to, permit or authorize any Third Party to promote, sell or Product Detail the Products in the Territory during the Term without TPNA's prior written consent. TPNA shall have no other rights relating to the Products except as specified in this Agreement.

2.2      EFFORTS.

                  (a) Each of Kos and TPNA shall deploy such of their respective sales forces in an effort to promote effectively and conduct the Product Details in accordance with the terms of this Agreement and the instructions of the Marketing Advisory Committee. Both Kos and TPNA shall use reasonable commercial efforts consistent with accepted pharmaceutical industry business practices in conducting their respective promotional and Product Detailing activities hereunder.

                  (b) Subject to Section 5.5(d), (i) Kos sales representatives shall perform at least ***** Primary Detail Equivalents, including not fewer than ***** Primary Product Details, in the 2004 Year and at least ***** Primary Detail Equivalents, including not fewer than ***** Primary Product Details, in each of the 2005 and 2006 Years ("MINIMUM KOS DETAILS"), and (ii) TPNA sales representatives shall perform at least ***** Primary Detail Equivalents, including not fewer than ***** Primary Product Details and ***** Secondary Product Details (unless TPNA elects to perform additional Primary Product Details), in each Year. ("MINIMUM TPNA DETAILS").



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                  (c) The Parties acknowledge and agree that (i) some or all of
TPNA's obligations hereunder may be performed by its wholly-owned subsidiary, Takeda Pharmaceuticals America, Inc. ("TPA"), and (ii) in no event will TPNA perform or permit any of its Affiliates to perform Product Details outside the United States of America. To the exent that TPNA causes or permits TPA to perform any of TPNA's obligations under this Agreement, (I) TPNA hereby unconditionally guarantees the performance of all such obligations in accordance with the terms of this Agreement, subject only to TPNA's rights and remedies hereunder, and (II) TPNA shall cause TPA to comply with all of the terms, provisions and conditions contained in this Agreement that would be applicable to TPNA in the performance of such obligations.

         2.3 COMPLIANCE WITH LAW. Each of Kos and TPNA agree that in promoting the Products and performing Product Details, such Party shall comply with applicable laws and regulations applicable to the marketing, sale and promotion of pharmaceutical products (including without limitation the Prescription Drug Marketing Act ("PDMA"), Federal Health Care Program Anti-Kickback Law (42 U.S.C. ss.1320a-7b) and the Health Insurance Portability and Accountability Act of
1996), the Codes, and the terms of this Agreement. No Party shall be required to undertake any obligation, or incur any cost or reimbursement obligation, in connection with any activity under this Agreement that such Party believes, in good faith, may violate any applicable law, regulation or Code. Consistent with recent guidance in the pharmaceutical industry promulgated by the Office of Inspector General of the Health and Human Services Department on April 28, 2003, each Party agrees to maintain a compliance program with respect to its promotional and sales activities pursuant to this Agreement containing all of the elements described in such guidance document.

3.       TERM, TERMINATION AND RENEGOTIATION

         3.1 TERM. This Agreement shall commence on the Effective Date (it being understood and agreed that TPNA shall not be obligated to perform Product Details prior to January 2004) and shall terminate at 11:59 p.m. Eastern Standard Time on December 31, 2006, unless earlier terminated pursuant to
Section 3.2 (the "INITIAL TERM"). After the Initial Term, this Agreement may be renewed by TPNA for an additional renewal term upon (i) delivery by TPNA of a written notice of its intent to renew this Agreement at least ninety (90) days prior to the end of the then current term, and (ii) the agreement of the Parties in writing to the terms and conditions upon which TPNA will continue to co-promote the Products during such renewal term (the "INITIAL TERM" and any renewal terms are collectively referred to as the "TERM").

         3.2 EARLY TERMINATION. Each Party shall have the right to terminate this Agreement before the end of the Term (i) subject to Section 5.6, upon a material breach of this Agreement by the other Party where such breach is not cured within ninety (90) days following the other Party's receipt of written notice of such breach; (ii) upon the withdrawal of marketing approval for Niaspan(R); (iii) upon the occurrence of serious Adverse Events related to the use of Niaspan(R) that cause a Party to reasonably conclude that the continued use of Niaspan(R) by patients will result in serious life-threatening health and/or safety concerns; (iv) upon the bankruptcy or insolvency, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party's property that is not



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discharged within ninety (90) days; (v) upon thirty (30) days written notice delivered to the other Party within thirty (30) days after (X) a Generic Entry occurs prior to the commencement of the fourth calendar quarter of 2006 and ***** (vi) upon thirty (30) days written notice delivered to the other Party within thirty (30) days anytime on or after ***** (vii) upon thirty (30) days written notice delivered to the other Party within sixty (60) days after a Change of Control of such other Party occurs resulting in either the inability of such other Party to perform its obligations under this Agreement or, the terminating Party reasonably concludes that such Change of Control places such terminating Party at a competitive disadvantage in the performance of its obligations hereunder or with respect to its other pharmaceutical products; or
(viii) as provided in Section 11.1. TPNA shall have the right (I) to terminate this Agreement before the end of the Term upon the withdrawal of marketing approval for Advicor(R), and (II) to cease the co-promotion of Advicor(R) upon the occurrence of serious Adverse Events related to the use of Advicor(R) that cause it to reasonably conclude that the continued use of Advicor(R) by patients will result in serious life-threatening health and/or safety concerns.

4.       FEES AND PAYMENTS

         4.1 ROYALTY ON NET SALES. TPNA, in consideration for the performance of its obligations hereunder, shall be entitled to receive from Kos a royalty payment equal to ***** of the Incremental Net Sales (the "ROYALTY PAYMENT"). The amount of such Royalty Payment shall be determined and paid on a quarterly basis and shall be calculated following each of the first three calendar quarters of a Year by (A) subtracting the Quarterly Baseline Net Sales Amount from the Net Sales for such calendar quarter, and (B), if such amount is a positive number, multiplying such amount by *****. No Royalty Payment for a calendar quarter shall be made if the Quarterly Baseline Net Sales Amount exceeds the Net Sales for such quarter. Kos shall provide TPNA with a written statement, as provided in Section 4.5(b), of the Net Sales for a calendar quarter and the amount of the Royalty Payment for such quarter within thirty (30) days following the end of each calendar quarter during a Year, except following the fourth calendar quarter of each Year. Within forty-five (45) days following the end of the fourth calendar quarter of each Year, Kos shall provide TPNA with a written statement, as provided in Section 4.5(c), of the Net Sales for such fourth calendar quarter and the Net Sales for such entire Year. The Royalty Payment to be paid by Kos following the fourth calendar quarter of each Year shall be calculated by (X) subtracting the Annual Baseline Net Sales Amount from the Net Sales for such Year, and then (Y) multiplying such amount by *****, and then (Z) subtracting from such amount the aggregate amount of all Royalty Payments paid by Kos following the first three calendar quarters during such Year. Prior to February 15, 2007, the Steering Committee shall adjust the Net Sales for the fourth quarter of the 2006 Year, in accordance with the methodology described in
Section 1.3, as necessary to include or exclude Net Sales to the extent that the Commercial Inventory Level on December 31, 2006, is less than or greater than Commercially Appropriate Inventory Levels. All Royalty Payments required to be paid by Kos shall be paid by Kos within ten (10) Business Days following Kos' delivery of the written statement of the Net Sales and Royalty Payment amount for a calendar quarter. In the event either Party elects to terminate the Agreement pursuant to Section 3.2, a pro-rated quarterly Royalty Payment will be due to TPNA at the close of the quarter in which such termination occurs. The amount of such Royalty Payment will be calculated by subtracting the pro-rated Quarterly Baseline Net Sales Amount from the pro-rated Net Sales for such quarter, based on the number of days that have elapsed during such quarter immediately prior to the effective date of such termination.



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4.2      TAIL PAYMENTS.

                  (a) Except as otherwise provided in this Section 4.2 and subject to Section 1.31(i), in the event that this Agreement is not renewed by the Parties beyond the Initial Term and this Agreement has not been terminated prior to the expiration of the Initial Term , TPNA shall be entitled to receive from Kos the following additional payments (each a "TAIL PAYMENT," and together the "TAIL PAYMENTS"): (i) an amount equal to ***** of the Tail Payment Royalty Base (the "FIRST TAIL PAYMENT") shall be paid by Kos to TPNA in four (4) equal quarterly installments due on the last day of each calendar quarter beginning March 31, 2007; (ii) an amount equal to ***** of the Tail Payment Royalty Base (the "SECOND TAIL PAYMENT") shall be paid by Kos to TPNA in four (4) equal quarterly installments due on the last day of each calendar quarter beginning March 31, 2008; and (iii) an amount equal to ***** of the Tail Payment Royalty Base (the "THIRD TAIL PAYMENT") shall be paid by Kos to TPNA in four (4) equal quarterly installments due on the last day of each calendar quarter beginning March 31, 2009.

                  (b) In the event this Agreement is terminated by Kos pursuant to clause (vi) of Section 3.2 or by TPNA pursuant to any of clauses (i), (vii) and (viii) of Section 3.2, then the Tail Payment Royalty Base will be determined in accordance with Section 1.31(iv) and Tail Payments shall be paid by Kos in four (4) equal quarterly installments due on the last day of each calendar quarter beginning with the calendar quarter following the calendar quarter in which such termination occurs; provided that if Kos elects to terminate this Agreement pursuant to clause (vi) of Section 3.2 prior to January 1, 2006 and a Generic Entry occurs after the date of such termination, Kos shall not be obligated to pay any such Tail Payment after such Generic Entry occurs, but Kos will pay the Tail Payment due for the calendar quarter in which such Generic Entry occurs pro rated through the date of such Generic Entry.

                  (c) In the event a Generic Entry occurs and this Agreement is terminated by Kos during the 2006 Year pursuant to clause (v) of Section 3.2, the Tail Payment Royalty Base will be determined in accordance with (A) Section 1.31(ii) if such termination occurs in the second, third or fourth calendar quarter of 2006, and (B) Section 1.31(iii) if such termination occurs in the first calendar quarter of 2006.

                  (d) In the event that a Generic Entry occurs either (A) during the Initial Term and this Agreement has not been terminated by TPNA pursuant to clause (v) of Section 3.2, or (B) except as provided in Section 4.2(b), during the Tail Period, then in either such case Kos shall only be obligated to make the First Tail Payment, the Second Tail Payment, or the Third Tail Payment if the Net Sales for the Year ending December 31, 2007, the Year ending December 31, 2008, or the Year ending December 31, 2009, respectively, exceeds *****. For example, if the Net Sales of the Products totals ***** for *****, and the Net Sales totals ***** for the Year ended December 31, 2007, and ***** for the Year ended December 31, 2008, and if a Generic Entry occurs in 2007, then Kos would be obligated to pay the First Tail Payment but Kos would not be obligated to pay the Second Tail Payment. Prior to February 15, 2006, the Steering Committee shall adjust the Net Sales for the fourth quarter of the 2005 Year, in accordance with the methodology described in Section 1.3, as necessary to include or exclude Net Sales to the extent that the Commercial Inventory Level on December 31, 2005, is less than or greater than Commercially Appropriate Inventory Levels; provided that any such adjustment to the Net Sales for the fourth quarter of the 2005 Year shall only be applicable for purposes of



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

Section 4.2(d) and not for the purposes of calculating the amount of Royalty Payments under Section 4.1.

                  (e) Kos' obligation to make Tail Payments is subject to the following: (i) the Tail Payments will be made quarterly, (ii)except as provided in Section 4.2(b), no portion of a Tail Payment will be owed by Kos with respect to the calendar quarter in which a Generic Entry occurs nor with respect to any of the subsequent calendar quarters remaining in the Tail Period; provided that, for any Year during the Tail Period in which a Generic Entry occurs, *****, then Kos shall pay TPNA the remaining amount, if any, of the Tail Payment for such Year no later than fifty-five (55) days following the end of such Year, and
(iii) in no event shall TPNA be required to return any portion of a Tail Payment paid by Kos prior to a Generic Entry, and (iv) except under the circumstances expressly provided in this Section 4.2, TPNA shall not be entitled to receive and Kos shall not be obligated to make any Tail Payments if this Agreement is terminated prior to the expiration of the Initial Term.

         4.3 PAYMENTS. All payments under this Agreement shall be in U.S. dollars in immediately available funds, and, unless instructed otherwise by the receiving Party, shall be made via wire transfer to the account designated from time to time by the receiving Party.

         4.4 TAXES. Unless otherwise required by law, each Party shall be responsible for paying and reporting all of its own taxes and fees, including without limitation income taxes, payroll taxes, franchise taxes and all taxes and fees in connection with the Party conducting business in any jurisdiction.

4.5      REPORTS.

                  (a) Within twenty (20) days following the end of each calendar month of the Term, Kos shall provide TPNA with a written statement containing a calculation of the Net Sales for such month and for the year-to-date period through the end of such month, Kos shall provide the Commercial Inventory Level of each Product as of the end of such month or, if the Commercial Inventory Level is not available as of the end of such month, through the latest date for which such information is available.

                  (b) Within thirty (30) days following the end of each of the first three calendar quarters of each Year during the Term, Kos shall provide TPNA with a written statement containing a calculation of the Net Sales for such quarter and for the year-to-date period through the end of such quarter, Commercial Inventory Levels of each Product as of the end of such quarter, and a calculation of the Royalty Payment for such quarter.

                  (c) Within forty-five (45) days following the end of each calendar Year of the Term, Kos shall provide TPNA with a written statement containing a calculation of the Net Sales for such Year, Commercial Inventory Levels of each Product as of the end of such Year, and a calculation of the Royalty Payment for such Year pursuant to Section 4.1.

                  (d) Whenever information relating to the Products is reported under this Agreement, such information shall be listed separately by Product and in the aggregate.



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

         4.6 NET SALES TRUE-UP PAYMENT. Within one hundred eighty (180) days following the end of each Year during the Term, Kos shall determine the actual cash paid, allowances or credits issued and write-offs taken related to its recorded gross sales of both Products in the Territory to Third Parties that occurred during such Year. In the event that the amount of such actual deductions is less than the amount of the deductions Kos accrued in accordance with its accounting practices and the adjusted Royalty Payment on Net Sales is a positive figure, then Kos shall pay ***** of the difference between the actual deductions and the accrued deductions to TPNA within ten (10) days of Kos' issuance of Kos' calculation of the actual and accrued deductions. In the event that the amount of such actual deductions is greater than the amount of the deductions Kos accrued in accordance with its accounting practices and the adjusted Royalty Payment on Net Sales is a positive figure, then TPNA shall pay ***** of the difference between the accrued deductions and the actual deductions to Kos within ten (10) days of TPNA's receipt of Kos' calculation of the actual and accrued deductions.

5.       CO-PROMOTION MANAGEMENT

         5.1 MARKETING ADVISORY COMMITTEE. Within thirty (30) days after the Effective Date, Kos and TPNA shall assemble a team of appropriate personnel from both Kos and TPNA (the "MARKETING ADVISORY COMMITTEE") to plan the ongoing sales and promotional strategies and to review and direct such activities for the Products in the Territory. The Marketing Advisory Committee shall consist of an equal number of representatives from each of Kos and TPNA, not to exceed a total of ten (10) representatives. Kos shall designate one of its representatives on the Marketing Advisory Committee to serve as its chairperson and TPNA shall designate one of its representatives on the Marketing Advisory Committee to serve as its vice-chairperson. The Marketing Advisory Committee may from time to time include additional non-voting ad-hoc representatives from either Party on specific issues as the need arises. As appropriate, the Marketing Advisory Committee may establish one or more sub-committees to act on matters that may arise between meetings of the Marketing Advisory Committee or to consider matters that would be more effectively considered by a smaller committee.

                  The representatives of each Party serving on the Marketing Advisory Committee shall collectively have one vote on all matters considered by the Marketing Advisory Committee. In the event that the members of the Marketing Advisory Committee are unable to agree on any matter, such matter shall be submitted to the senior marketing officer of each Party, who shall meet in person or by telephone within seven (7) Business Days to review and resolve such matter. If the senior marketing officers of the Parties are not able to resolve such matter, the chairperson of the Marketing Advisory Committee shall make a final decision with respect to such matter that shall be binding on the Parties, subject to: (i) the exceptions provided in Section 5.8, and (ii) the right of either Party to require a disputed matter that is likely, in such Party's reasonable judgment, to have a material adverse impact on a Party or its sales force to be submitted to the Steering Committee for resolution.

5.2      RESPONSIBILITIES OF MARKETING ADVISORY COMMITTEE.

                  (a) Except as provided in Section 5.8, the Parties agree that Kos will have final planning, oversight, performance evaluation and decision-making authority and responsibility for all sales, marketing and promotional activities related to the Products. TPNA



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

will have the opportunity, through the Marketing Advisory Committee, to confer with and advise Kos on such sales, marketing and promotional matters. Subject to the foregoing, the following marketing and promotional matters will be considered by the Marketing Advisory Committee: (i) the fundamental marketing and promotional strategies; (ii) the development of a comprehensive annual marketing plan; (iii) the establishment and implementation of appropriate sales and marketing policies, programs, and procedures; (iv) the establishment of a targeted physician calling universe and corresponding reach and frequency call plans, subject to TPNA's existing physician call audience and call cycle; (v) the allocation of Product Details between each of the Products during each calendar quarter; (vi) the development of strategies, policies, and objectives for managed care and professional services representatives; (vii) the development and monitoring of individual and area performance measures for all field sales activities; (viii) establishment and monitoring of Product sampling practices; (ix) establishment of requirements for and regularly review prescription tracking, call reporting, and other secondary market data; (x) development of marketing and promotional materials such as product detail aids, advertising, promotional give-aways, speaker kits, and direct mail; (xi) establishment as appropriate of supplementary non-personnel promotional programs such as compliance, telemarketing and internet activities; (xii) development of professional/medical education programs including seminars, symposia, participation at professional and medical conferences, and conventions, physician advocacy programs, and event marketing programs; (xiii) planning and coordinating all public relations activities for the Products; (xiv) planning and implementing primary market research activities; and (xv) developing trademarks and packaging materials.

                  (b) Notwithstanding anything set forth above in Section 5.2(a), Kos shall bear final responsibility for (i) determining pricing for the Products, and (ii) ensuring that the Products' promotional materials and labeling comply with the Federal Food, Drug and Cosmetic Act and all other applicable laws and regulations; provided, however, pursuant to Section 5.8, TPNA shall have the right to decline to use any promotional material or item. For the avoidance of doubt, Kos solely shall make all decisions regarding the pricing of the Products to all channels of trade (including without limitation chargebacks, rebates, discounts, credits, free goods or any other matter affecting the ultimate prices to Third Parties) and under no circumstances shall any such pricing matter be discussed by the Parties.

         5.3 MEETINGS OF MARKETING ADVISORY COMMITTEE. Meetings of the Marketing Advisory Committee shall be held quarterly commencing with the first meeting to occur within thirty (30) days following the Effective Date or more often as determined by the Marketing Advisory Committee. The location of Marketing Advisory Committee meetings and whether to hold them via teleconference and/or videoconference shall be determined by the Marketing Advisory Committee, provided one Party does not bear an undue travel burden. Minutes of each Marketing Advisory Committee meeting shall be transcribed and issued by a designee of the Committee within ten (10) Business Days after each meeting and shall be approved by the chairperson and vice-chairperson not later than the first order of business at the immediately succeeding Marketing Advisory Committee meeting. Each Party shall bear its own expenses in connection with attending meetings of the Marketing Advisory Committee. The Committee shall also establish a procedure for either (i) calling special interim meetings of the Committee in the event a need for Committee decisions arises between regularly scheduled meetings or (ii) establishing a process for making such interim decisions.



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         5.4 JOINT CO-PROMOTION ACTIVITIES. Subject to the overall marketing and promotional plan for the Products established by Kos and considered by the Marketing Advisory Committee, each of Kos and TPNA shall be responsible for performing the co-promotion activities described below (the "JOINT CO-PROMOTION ACTIVITIES"), in each case in accordance with the minimum activity levels established in this Agreement and by the Marketing Advisory Committee. Accordingly, except as otherwise provided in this Agreement, each Party shall fully bear all of the costs incurred by such Party in connection with such Party's performance of the Joint Co-Promotion Activities.

                  (a) FIELD SALES. The Marketing Advisory Committee shall determine the target audience and the monthly call reach and frequency objectives for the Parties' sales organizations, and will determine which physicians each Party's sales representatives will call upon, subject to Section
5.8 and TPNA's existing physician call audience and call cycle. TPNA agrees to perform no fewer than the Minimum TPNA Details during each Year during the Term pursuant to the directives of the Marketing Advisory Committee and consistent with this Agreement. Kos agrees to perform no fewer than the Mimimum Kos Details during each Year during the Term pursuant to the directives of the Marketing Advisory Committee and consistent with this Agreement. No fewer than ***** of the annual Minimum TPNA Details or the annual Minimum Kos Details shall be conducted during each quarter of a Year, with the remainder of such minimum Product Details to be allocated between the Products and on a quarterly basis during the Year by the Marketing Advisory Committee. Each Party shall maintain records of each Product Detail by its sales force representatives using a call document which records the name and address of the member of the target audience, the date and position of the Product Detail and the number of samples delivered and shall supply a monthly record of the number of total Product Details to the other Party within sixty (60) days of the end of each month in a form to be established by the Marketing Advisory Committee.

                  (b) SAMPLING. The Marketing Advisory Committee shall determine the appropriate level of sampling per member of the target audience, consistent with Kos' sampling practices on the Effective Date and subject to Section 5.8. All sample distribution, reporting and storage shall be conducted by each Party in accordance with the PDMA. TPNA shall reimburse Kos for all samples provided by Kos to TPNA at *****.

                  (c) SALES FORCE TRAINING. Each of Kos and TPNA agree to initially jointly train TPNA's sales force and to each provide periodic on-going training on the Products to its respective sales force in accordance with training schedules and materials established by the Marketing Advisory Committee. Each Party shall bear its own expenses in connection with all training efforts and meetings for its sales force; provided that Kos will on one occasion train up to ***** TPNA sales force trainers at TPNA's expense.

                  (d) REIMBURSEMENT OF COSTS. TPNA agrees that certain of the Joint Co-Promotion Activities will be primarily undertaken by Kos on behalf of both Parties, and TPNA shall reimburse Kos for the following incremental out-of-pocket costs actually incurred by Kos on TPNA's behalf:

                           (i) materials shipped to TPNA's warehouse: samples;
marketing and promotion materials (sales aids, premiums, speaker kits, reprints, etc.); and training materials; and

                           (ii) program costs due to increased physician reach:
direct mail; medical education; medical symposia; medical meetings and similar activities approved by the Marketing Advisory Committee.

         The Parties acknowledge that TPNA's reimbursement obligations are intended to correspond to those costs which are incremental based on TPNA's co-promotion obligations hereunder and not to those costs which Kos would have incurred regardless of such co-promotion obligations. Each Year, an initial budget for the reimbursable items listed above will be set by the Marketing Advisory Committee and will be approved by the Steering Committee. TPNA's obligation to reimburse Kos under this Article 5 shall not exceed the following amounts without the prior written agreement of TPNA:

                               - for 2004 - *****

                               - for 2005 - *****

                               - for 2006 - *****

         Kos shall submit a detailed invoice to TPNA within thirty (30) days following the end of each calendar quarter for all reimbursable items hereunder delivered to TPNA during such quarter. TPNA will pay such invoice within thirty
(30) days following receipt thereof. The Parties acknowledge that although the samples are included within the maximum amounts to be reimbursed by TPNA herein, samples shall be reimbursed according to Section 5.4(b) above.

         5.5 OTHER CO-PROMOTION MATTERS.

                  (a) BOOKING OF SALES REVENUE. Kos shall record on its books all revenue from gross and Net Sales of the Product.

                  (b) PACKAGING. Kos shall have the responsibility for selecting and approving all packaging materials .

                  (c) TRADEMARKS. Kos shall approve the names, design, and usage in the Territory of all Kos Trademarks and TPNA Trademarks associated with the Products; provided, however, Kos shall not use TPNA Trademarks therein without TPNA's prior approval.

                  (d) FIELD SALES REPRESENTATIVES. Except with the prior written consent of Kos, all TPNA field sales representatives who are responsible for Product Details shall be employees of TPNA or TPA. Each Party shall have the right to contract with a contract sales organization to fulfill no more than ***** of such Party's obligations for Product Details, provided that such contract sales force receives training comparable to sales representatives of such Party, and further provided that such sales representatives meet the professional standards for such representatives that are established by the Marketing Advisory Committee. The Party retaining such contract sales force will be responsible for the costs and expenses of such sales force and their compliance with this Agreement, including, without limitation, the training and monitoring thereof.




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

                  (e) SALES INCENTIVE PLAN. *****

         5.6 STEERING COMMITTEE.

                  (a) RESPONSIBILITY. Within thirty (30) days following the Effective Date, the Parties shall form a Steering Committee (the "STEERING COMMITTEE") whose responsibility shall be to (i) discuss any proposed amendments to and renewals of this Agreement, (ii) consider any Disputes in accordance with
Article 17, (iii) without limiting the rights of the Parties under Section 3.2, consider and propose resolutions to a Party's failure to perform the minimum number of Product Details established for such Party under this Agreement over a period of two consecutive quarters, (iv) determine the adjustments referred to in Sections 1.3, 1.7, 4.1 and 4.2(d), and (v) assume any other oversight role deemed appropriate by the Parties. Notwithstanding the foregoing, in the event either Party fails to perform such minimum number of Product Details, the other Party shall not invoke any termination right pursuant to Section 3.2(i) until the resolution process provided in this Section 5.6 and Article 17 have been exhausted.

                  (b) COMPOSITION AND PROCEDURES. The Steering Committee shall have three representatives from each of Kos and TPNA. One of the representatives from each Party shall be the senior marketing executive for such Party. The Steering Committee may from time to time include additional non-voting ad-hoc representatives from either Party on specific issues as the need arises. Each Party shall have one vote on all matters.

         5.7 MEETINGS OF STEERING COMMITTEE. The Steering Committee shall meet on an as needed basis pursuant to the request of a Party. The location of such meetings shall be agreed upon between the Parties, and may be via teleconference and/or videoconference. Minutes of each Steering Committee meeting shall be transcribed and issued by a designee of the Committee within ten (10) Business Days after each meeting and shall be approved by a representative from each Party no later than the first order of business at the immediately succeeding Steering Committee meeting. Each Party shall bear its own expenses in connection with attending meetings of the Steering Committee. The Committee shall also establish a procedure for either (i) calling special interim meetings of the Committee in the event a need for Committee decisions arises between regularly scheduled meetings or (ii) establishing a process for making such interim decisions.

         5.8 TPNA EXCEPTIONS. Notwithstanding anything to the contrary contained in this Article 5, no decision by the Marketing Advisory Committee or the Steering Committee shall require TPNA, without TPNA's prior written consent, to:
(i) perform more PDEs than as provided in Section 2.2(b); (ii) pay more promotional expenses than as provided in Section 5.4(d); (iii) carry any promotional items or make any promotional statement that does not meet TPNA's internal pharmaceutical promotional guidelines pursuant to Section 5.2(b); (iv) revise its existing sales representative compensation policies, (v) alter its sales representatives' call targets reach and/or frequency for TPNA's own products. In the event TPNA in good faith based on the advice of counsel believes that a promotional practice or message approved by the Marketing Advisory Committee does not comply with the provisions of Section 2.3, TPNA shall promptly inform Kos in writing by providing its rationale therefor. If Kos disagrees with TPNA's conclusion regarding such practice or message, then the disagreement shall be submitted promptly to the Steering Committee for resolution. Until a resolution is reached, TPNA shall have the right to decline to perform such practice or message.

         5.9 FINANCIAL MATTERS. Within thirty (30) days following the Effective Date, each of Kos and TPNA shall designate a single finance representative, who may be changed from time to time on written notice, to be responsible for correspondence relating to financial reporting, audit activities and any other financial matters relating to this Agreement. Each Party shall cooperate with the other Party with respect to any such financial matters and respond to the requests of the other Party within a reasonable period of time.

6.       MANUFACTURING AND SUPPLY

         6.1 KOS RESPONSIBILITIES.

                  (a) Kos shall manufacture, package, store and ship the Products and samples of the Products in accordance with (i) "CURRENT GOOD MANUFACTURING PRACTICES" as set forth by the FDA, (ii) the Products' approved NDA's, and (iii) all applicable local, state, and Federal laws and regulations.

                  (b) Kos shall manufacture sufficient quantities of (i) Products to meet its sales forcasts for the Term, and (ii) samples of Products to adequately support the Product Detail obligations of the Parties hereunder.

                  (c) Kos shall supply samples of the Products within thirty
(30) days of submission of requirements as forecasted by the Marketing Advisory Committee or as reasonably requested by TPNA. Samples shall be allotted according to the Product Detail requirements of each Party under this Agreement. The Parties will maintain those records required by the PDMA and, subject to receipt of necessary information from TPNA, Kos shall be solely responsible for the filing of any necessary reports to the FDA in connection with the PDMA.

7.       REGULATORY, SAFETY AND SURVEILLANCE

         7.1 REGULATORY MATTERS.

                  (a) RESPONSIBILITY. All regulatory matters in the Territory regarding the Products shall remain under the exclusive control of Kos.

                  (b) PERMITS. Kos shall be responsible for and maintain all regulatory and governmental permits, licenses and approvals that may be necessary to manufacture, ship, sell and market the Products in the Territory.

                  (c) REPORTING. Kos shall be responsible for any reporting of matters, or other communications with the FDA, regarding the manufacture, sale or promotion of the Products, including Adverse Events, to the FDA and other relevant regulatory authorities, in accordance with applicable laws and regulations. Kos shall promptly notify TPNA of any such matter. In addition, Kos shall provide TPNA with copies of its reports (both Periodic Reports and Periodic Safety Update Reports) to the FDA relating to the Products promptly following submission thereof to the FDA. TPNA shall promptly, but in no event later than one Business Day, notify Kos of any Adverse Event of which it should become aware. In the event Kos or TPNA should become aware of information that may require a recall, field alert, Product withdrawal or field correction arising from any defect in either of the Products, it shall immediately notify the other Party in writing.

                  (d) TPNA INVOLVMENT. TPNA shall not without consent of Kos, unless so required by applicable law, correspond or communicate with the FDA or with any other governmental authority, concerning the Products, or otherwise take any action concerning any authorization or permission under which any of the Products are sold. TPNA shall provide to Kos, upon receipt, copies of any communication from the FDA or other governmental authority related to the Products. If TPNA is advised in writing by its outside counsel that it must communicate with the FDA or other governmental authority, then TPNA shall so advise Kos and TPNA shall, if the law permits, comply with any and all reasonable direction of Kos concerning any meeting or communication with the FDA or other governmental authority.

         7.2 ADVERSE EVENTS. Promptly after the Effective Date, in recognition of Kos' primary responsibility for reporting Adverse Events associated with the Products, the Parties shall agree upon standard operating procedures, consistent with this Agreement, for the investigation and reporting of Adverse Events regarding the Products. The Parties shall immediately implement such agreed procedures and shall provide each other on a regular basis with any appropriate information that enables the other Party to meet its regulatory obligations in the Territory with respect to the Products or that is relevant to the safe use of the Products. The agreed procedures will be reviewed jointly on a regular basis or when there is a change in regulations governing Adverse Event reporting. Kos shall provide TPNA with a copy of its standard operating procedures for reporting Adverse Events in effect as of the Effective Date and any future revisions thereto.

         7.3 MEDICAL INQUIRIES. Promptly after the Effective Date, the Parties shall establish procedures to enable the prompt response to any medical inquiries relating to the Products received by TPNA.

8.       AUDIT RIGHTS

         Each of Kos and TPNA shall keep complete and accurate records of its respective Product Details and incentive compensation payments for the Products to sales representatives. Kos shall keep complete and accurate records of the Net Sales of the Products, Cost of Manufacture of samples of Products and any other reimbursable expenses. Each Party shall have the right, at such Party's expense, through an independent certified public accountant or like person reasonably acceptable to the other Party, upon execution of a confidentiality agreement, to examine such records during regular business hours upon reasonable written notice during the Term of this Agreement and, only in the case where a Tail Payment is not made because the Net Sales threshold provided in Section 4.2(d) was not met, the Tail Period and for one (1) year after termination of this Agreement or, if applicable, the Tail Period; provided, however, that (i) such examination shall not take place more often than once per Year and shall not cover such records for more than that portion of the year in which the audit takes place and the two preceding years (other than the period prior to January 1, 2003), and (ii) such accountant shall report to such



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Party only as to the accuracy of the reports or payments provided or made by the other Party under this Agreement. Any adjustments required as a result of overpayments or underpayments identified through a Party's exercise of audit rights shall be made by subtracting or adding, as appropriate, amounts from or to the next Royalty Payment or Tail Payment in accordance with Section 4.3 or, if no further Royalty Payments or Tail Payments are due, by payment to the Party owed such adjustment within thirty (30) days after identification of such adjustment. The Party requesting the audit shall bear the full cost of the audit unless such audit correctly discloses that the discrepancy for the Year differs by more than ***** from the amount the accountant determines is correct, in such case the owing Party shall pay the reasonable fees and expenses charged by the accountant. In addition, the owing Party shall pay interest from the original date due and until payment on the amount of the underpayment or overpayment at a rate equal to ***** and calculated from the date due until the payment date. In the event that a Party disputes an invoice or other payment obligation under this Agreement, such Party shall timely pay the amount of the invoice or other payment obligation that is not in dispute, and the Parties shall resolve such dispute in accordance with Article 17.

9.       INTELLECTUAL PROPERTY

         9.1 OWNERSHIP OF INTELLECTUAL PROPERTY. Each Party shall have and retain sole and exclusive right, title and interest in and to all inventions, discoveries, writings, trade secrets, know-how, methods, practices, procedures, engineering information, designs, devices, improvements, manufacturing information and other technology, whether or not patentable or copyrightable, and any patent applications, patents, or copyrights based thereon ("INVENTIONS") that are made, discovered, conceived, reduced to practice or generated by such Party (or its employees or representatives). The Parties shall jointly own the right, title and interest in and to any Inventions made, discovered, conceived, reduced to practice or generated jointly by the Parties (or their employees or representatives); provided that such joint Inventions do not relate to the Products or the active ingredients in the Products. Kos shall solely own all right, title and interest in and to all joint Inventions relating to the Products or the active ingredients in the Products. TPNA shall not represent to any Third Party that it has any proprietary or property right or interest in the Products, or in any patent relating thereto, or in any trademark (other than TPNA Trademarks) used in connection therewith.

         9.2 PATENT PROSECUTION. Kos, at its expense, shall have responsibility for filing, prosecution and maintenance of all Patents that it owns in the Territory. TPNA shall hold all non-public information disclosed to it under this Section as confidential subject to the provisions of Article 10. With respect to any jointly-owned Inventions referred to in Section 9.1, both Parties shall cooperate in the patent prosecution and maintenance of such Inventions and shall share the costs for such prosecution and maintenance; provided, however, that if either Party decides not to prosecute or maintain any jointly-owned Inventions in any country, such Party shall assign its interest in such specific Inventions to the other Party in such country free of charge.

         9.3 NOTIFICATION OF PATENT LITIGATION. In the event of the institution of any suit by a Third Party against Kos or TPNA for patent infringement involving the manufacture, use, sale, license, or marketing or promotion of the Products anywhere in the Territory during the Term, the Party sued shall promptly notify the other Party in writing.



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         9.4 PATENT INFRINGEMENT. In the event that after the Effective Date Kos or TPNA becomes aware of actual or threatened infringement of a Patent as such infringement relates to the Products anywhere in the Territory, that Party shall promptly notify the other Party in writing. Kos shall investigate and/or bring an infringement action against any Third Party as it reasonably determines to be appropriate. Kos shall have full control over the conduct of such investigations and litigation, including the settlement thereof. The cost of such investigation and litigation shall be borne entirely by Kos, with Kos being entitled to the entire proceeds, if any, of such litigation, unless TPNA agrees, at its sole discretion, within twenty (20) days of such notice, to bear ***** of such cost, in which case it shall also be entitled to ***** of any proceeds of such litigation. TPNA shall reasonably assist Kos and cooperate in any such investigation and litigation at Kos' request and expense. In the event that Kos does not adequately investigate or take reasonable action to enforce the Patents against Third Party infringers, TPNA may bring a lawsuit in the name of Kos to enforce such Patents. Kos shall reasonably assist TPNA and cooperate in any such litigation at TPNA's request and expense. The costs for such lawsuit by TPNA, including its attorneys' fees and all other expenses, shall be borne by TPNA, and TPNA shall be entitled to all of the proceeds from such litigation. It is understood and agreed that Kos is currently pursuing litigation against Barr Laboratories in connection with an alleged Patent infringement by Barr. TPNA will not bear any cost of such litigation and will not be entitled to any proceeds of such litigation, if any.

         9.5 TITLE TO TRADEMARKS. The ownership and all goodwill from the use of any Kos Trademarks shall at all times vest in and inure to the benefit of Kos. The ownership and all goodwill from the use of any TPNA Trademarks shall at all times vest in and inure to the benefit of TPNA. Except as expressly provided in this Agreement or as mutually agreed by the Parties, neither Party shall use the Trademarks of the other Party for any purpose.

         9.6 TRADEMARK LICENSE. Kos grants to TPNA a fully paid, license to use the Kos Trademarks in the Territory during the Term in connection only with the marketing and promotion of the Products as contemplated in this Agreement, subject to Kos retaining full rights to use the Kos Trademarks in the Territory, and without limiting in any way Kos' rights with respect to the Kos Trademarks outside the Territory.

         9.7 JOINT MARKS. The Joint Marks shall be jointly filed for and jointly owned on an equal basis by the Parties, and each Party shall have co-exclusive rights to use the Joint Marks. During the Term, the Joint Marks shall be used by the Parties solely in connection with the activities contemplated by this Agreement as determined by the Marketing Advisory Committee. Upon termination or expiration of this Agreement Kos shall have the sole right to continue using the Joint Marks which do not contain any element of TPNA Trademarks.

         9.8 MAINTENANCE OF TRADEMARKS. Kos agrees to search, file, register and maintain a registration for the Kos Trademarks and the Joint Marks in the Territory for the Term of this Agreement for use with the Products. Such expenses incurred in connection with the Kos Trademarks and the Joint Marks shall be paid solely by Kos. In the event that the Kos Trademarks are not available for use and registration in connection with the Products in the Territory due to a rejection of the trademark by a government agency, actual or threatened opposition, cancellation or litigation as to use and/or registration of the Kos Trademarks by a Third Party, and/or a decision by the Marketing Advisory Committee that use of the Kos



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

Trademarks is likely to cause confusion with another's trademark, Kos shall provide an alternate Kos Trademark and shall develop, search, file, register and maintain such alternate Kos Trademark at Kos' sole expense, provided that the selection of such alternate Kos Trademark shall be made by the Marketing Advisory Committee in accordance with Section 5.5(c).

         9.9 NOTIFICATION OF TRADEMARK LITIGATION. In the event of the institution of any suit by a Third Party against Kos or TPNA for trademark infringement involving the marketing, promotion or sale of the Products in accordance with the annual marketing plan in the Territory, the Party sued shall promptly notify the other Party in writing.

         9.10 TRADEMARK INFRINGEMENT. In the event that Kos or TPNA becomes aware of actual or threatened infringement of a Kos Trademark or a Joint Mark anywhere in the Territory, that Party shall promptly notify the other Party in writing. Kos shall investigate and/or bring an infringement and/or opposition or cancellation action against any Third Party. Kos shall have full control over the conduct of such investigations and litigation, including the settlement thereof. The cost of such investigation and litigation shall be borne entirely by Kos, with Kos being entitled to the entire proceeds, if any, of such litigation, unless TPNA agrees, at its sole discretion, within twenty (20) days of such notice, to bear ***** of such cost, in which case it shall also be entitled to ***** of any proceeds of such litigation. TPNA shall reasonably assist Kos and cooperate in any such investigation and litigation at Kos' request and expense. It is understood and agreed that Kos is currently pursuing litigation against Andrx Corporation and/or its affiliates in connection with an alleged trademark infringement by Andrx of Kos' "ADVICOR(R)" trademark. TPNA will not bear any of the cost of such litigation and will not be entitled to any proceeds of such litigation, if any.

         9.11 INFORMATION AND SETTLEMENTS. Kos shall keep TPNA informed of the status of any patent or trademark infringement litigation or settlement thereof concerning the Products, Patents or the Kos Trademarks to which TPNA is entitled to be notified pursuant to this Article 9, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought pursuant to this Article 9 shall be entered into without the consent of TPNA if such settlement shall require TPNA to make a monetary payment or bear any other burden.

10.      CONFIDENTIALITY

         10.1 DISCLOSURE OF KNOW-HOW. To the extent that Kos has disclosed or in the future discloses to TPNA any Know-How, TPNA shall not acquire any ownership rights in such Know-How by virtue of this Agreement or otherwise.

         10.2 CONFIDENTIAL INFORMATION. During the Term and for a period of five
(5) years thereafter, Kos and TPNA shall not use or disclose to Third Parties any information received from the other Party or otherwise developed or attained (including prior to the Term, during the Term, during the Tail Period or during any period in which the Parties have audit rights pursuant to Article 8 following the Tail Period) by either Party in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the disclosing Party, except as may be otherwise provided in, or required in order for a Party to fulfill its obligations under, this Agreement. During and following the Term of this Agreement, this confidentiality



20
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obligation shall not apply to such information that (i) is or becomes a matter of public knowledge (other than by breach of this Agreement by the receiving Party), (ii) is required by law to be disclosed, (iii) the receiving Party can establish was already known to it or was in its possession at the time of disclosure, (iv) the receiving Party can establish was independently developed by persons in its employ who had no contact with and were not aware of the content of the confidential information, or (v) is disclosed to the receiving Party by a Third Party having the right to do so. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

                  Nothing in this Agreement shall be construed as preventing either Party from disclosing any information received from the other to an Affiliate of the receiving Party who is necessary for the purposes of enabling the receiving Party to fulfill its obligations under this Agreement, provided, the receiving Party shall be responsible for breaches of the confidentiality obligations by such Affiliate.

         10.3 PUBLIC ANNOUNCEMENTS. No public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party and agreement upon the nature, text and timing of such announcement or disclosure; provided, however, either Party shall have the right to make any such public announcement or other disclosure required by law after such Party has provided to the other Party a copy of such announcement or disclosure and an opportunity to comment thereon. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure. Neither Party shall be required to provide the other Party with any advance notice of any public announcements or other disclosures related to periodic, routine financial reporting unless such announcement or other disclosure will include non-routine information relating to the Products or this Agreement. Kos shall provide TPNA with an advance copy of any scripts or questions and answers related to this Agreement which may be prepared for stock analyst meetings, call, presentations or conferences. TPNA acknowledges its responsibilities under the federal and state securities laws in the United States with respect to trading in the securities of Kos while in possession of material non-public information relating to Kos, and agrees to maintain and enforce appropriate policies to prevent the violations of such laws by its employees and representatives.

11.      RESTRICTIVE COVENANTS

         11.1 NON-COMPETITION.

                  (a) For purposes of this Section 11.1, the following terms shall have the definitions set forth below:

                           (i) "COMPETING PRODUCT" *****

                           (ii) "COMPETITION PERIOD 1" shall mean the period
beginning *****;

                           (iii) "COMPETITION PERIOD 2" shall mean the period
beginning *****;

                           (iv) "COMPETITION PERIOD 3" shall mean the period
beginning *****.

                  (b) During Competition Period 1, neither Kos nor TPNA (including TPA) shall have the right to promote, market or sell in the Territory any Competing Product.

                  (c) During Competition Period 2, each of Kos and TPNA (including TPA) shall have the right to promote, market or sell in the Territory any Competing Product, subject to the terms set forth in this subsection (c).

                           (i) If Kos so promotes, markets or sells a Competing
Product, TPNA shall have the right during Competition Period 2 to terminate this Agreement and neither Party shall have any further obligation under this Agreement except for payment obligations pursuant to Sections 4.1 (through the date of such termination) and 4.2(b) and for other provisions that specifically survive the termination of this Agreement pursuant to Section 12.1. Kos shall notify TPNA in writing not later than the date on which Kos begins promoting, marketing or selling a Competing Product during Competition Period 2 and TPNA shall provide Kos with thirty (30) days written notice within sixty (60) days after such date of its election whether to terminate this Agreement under this
Section 11.1(c)(i).

                           (ii) If TPNA so promotes, markets or sells a
Competing Product, Kos shall have the right during Competition Period 2 to (1) continue the co-promotion of the Products as contemplated hereunder, (2) continue the co-promotion of the Products and require TPNA to segregate its sales force as described in Section 11.1(f) below, or (3) terminate this Agreement and neither Party shall have any further obligation under this Agreement except for payment obligations pursuant to Section 4.1 through the date of such termination and for other provisions that specifically survive the termination of this Agreement pursuant to Section 12.1, provided, if Kos elects to continue the co-promotion under either subsection (1) or (2) above, Kos may not later elect to terminate this Agreement under this subsection (3) or under 11.1(d) with respect to a Competing Product first promoted, marketed or sold by TPNA in Competition Period 2. TPNA shall notify Kos in writing not later than the date on which TPNA begins promoting, marketing or selling a Competing Product during Competition Period 2 and Kos shall provide TPNA with thirty (30) days written notice within sixty (60) days after such date of which of the rights under subsections (1), (2) or (3) above it elects to exercise.

                  (d) During Competition Period 3, TPNA (including TPA) shall have the right to promote, market or sell in the Territory any Competing Product, subject to the terms set forth in this subsection (d). If TPNA so promotes, markets or sells a Competing Product (other than a Competing Product under Section 11.1(c)(ii) which did not result in the termination of the Agreement) during Competition Period 3, Kos shall not be obligated to make additional Tail Payments under this Agreement; provided that Kos shall make any Tail Payment applicable to the calendar quarter in which, and pro-rated through the date, TPNA or TPA shall have first promoted, marketed or sold such Competing Product during Competition Period 3.

                  (e) Following Competition Period 3, neither Party shall have any restrictions on its right to promote, market or sell any Competing Product.

                  (f) In the event that TPNA exercises its right under Section 11.1(c) to promote, market or sell a Competing Product in the Territory during Competition Period 2 and Kos exercises it right pursuant to Section 11.1(c)ii.(2), then TPNA shall not permit its or TPA's sales force representatives and other employees (excluding senior level executives) engaged in the performance of Product Details or the marketing of the Products under this Agreement to participate in the promotion, marketing or sale of such Competing Product, and shall implement such internal procedures as are necessary to ensure that information relating to the marketing or sale of the Products is not communicated to the represenatives or employees engaged in the promotion, marketing or sale of such Competing Product.

                  (g) Notwithstanding the provisions of Sections 11.1(c) and
(d), commencing with Competition Period 2 and ending on the last date on which Kos is obligated to make any payment to TPNA under this Agreement, the Party promoting, marketing or selling such Competing Product, if such Party elects to seek a co-promotion partner, will discuss with the other Party the possibility of an arrangement pursuant to which the other Party could participate in promoting, marketing or selling of such Competing Product.

                  (h) For the avoidance of doubt, with respect to TPNA, Competing Product shall not include (i) any product of TPNA that contains pioglitazone or (ii) any pipeline product of TPNA or its ultimate parent company. The remedies provided in this Section 11.1 shall be the exclusive remedies of the Parties in the event a Competing Product is promoted, marketed or sold by the other Party as provided in this Section 11.1 and neither Party shall make any claim for damages or other compensation in such event.

         11.2 NON-SOLICITATION. During the Term and for a period of six (6) months thereafter, neither Party shall recruit or solicit, directly or through a Third Party, for employment or otherwise, any employee of the other Party without the written consent of the other Party. The Parties agree that general solicitation, such as through advertisements or recruiting services, not targeted at the other Party's employees shall not be a violation of the foregoing sentence.

12.      RIGHTS AND DUTIES UPON TERMINATION

         12.1 CONTINUING OBLIGATIONS. The following provisions shall survive the termination of this Agreement for any reason: Sections 5.4(d), 5.5(a), 9.1, 9.2, 9.3, 9.5, 9.9, 9.11, 11.2, 16.4 and Articles 4, 8, 10, 12, 13, 15 and 17. In
addition, any other provision required to interpret and enforce the Parties' rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

         12.2 REMEDIES. Termination of this Agreement in accordance with its provisions shall not limit the remedies that may be otherwise available to either Party in law or equity; provided that neither Kos nor TPNA shall be liable under this Agreement for any indirect, incidental, punitive, exemplary, special or consequential damages of any kind whatsoever sustained as a result of a breach of this Agreement. Any payments due hereunder by a Party to the other Party shall not be deemed to be indirect, incidental, punitive, exemplary, special or consequential damages.

         12.3 RETURNS. Upon termination of this Agreement TPNA shall immediately return to Kos all product samples, sales and promotional and communication materials, marketing plans and reports and other tangible items provided by Kos to TPNA or otherwise developed or attained jointly or by TPNA pursuant to the terms and intent of this Agreement. Notwithstanding the foregoing, (i) TPNA shall have the right to keep one (1) copy of any items reasonably necessary to confirm its surviving obligations hereunder, and (ii) if any such returned items are reusable by Kos, Kos shall reimburse TPNA within thirty (30) days after receipt thereof for TPNA's costs to obtain such items pursuant to Section 5.4.

13.      REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION

         13.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF KOS. Except as disclosed on Schedule 13.1, Kos represents and warrants that

                  (a) Kos has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of Kos. Assuming due authorization, execution and delivery on the part of TPNA, this Agreement constitutes a legal, valid and binding obligation of Kos, enforceable against Kos, in accordance with its terms.

                  (b) The execution and delivery of this Agreement by Kos and the performance by Kos contemplated hereunder will not violate any applicable laws.

                  (c) Neither the execution and delivery of this Agreement nor the performance hereof by Kos requires Kos or any of its Affiliates to obtain any permits, authorizations or consents from any governmental authority or from any other person, not previously obtained.

                  (d) There is nothing in any Third Party agreement that Kos has entered into that in any way will limit Kos' ability to perform all of the obligations undertaken by Kos under this Agreement.

                  (e) Appendix A contains a correct and complete list of all trademarks and Appendix B contains a correct and complete list of all patents which (x) are pending, applied for, granted or registered in the Territory, (y) are owned by Kos or any of its Affiliates, and (z) relate to the Products in the Territory.

                  (f) Kos or its Affiliates own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, applications and Know-How (collectively, "INTELLECTUAL PROPERTY") reasonably believed by Kos as necessary to manufacture and package the Products for sale in the Territory, and to distribute, use, promote and sell the Products in the Territory for their FDA-approved indications, all free of any material lien, encumbrance, liability or other restriction. Except as provided in Section 9.4 with respect to Barr,
9.10 with respect to Andrx or Schedule 13.1, to the knowledge of Kos, there are no actions, suits, proceedings or claims, pending against Kos or any of its Affiliates, or, to the knowledge of Kos, threatened against Kos or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to (x) the Products, (y) the ownership, enforceability, use or validity of any of the Intellectual Property, or (z) the manufacture, marketing, distribution, use, promotion, offer for sale or sale of the Products contemplated under this Agreement. There are no investigations of public record pending or, to Kos's knowledge, any investigations ongoing or threatened against Kos or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the Products or the manufacture, marketing, distribution, use, promotion, offer for sale or sale thereof contemplated under this Agreement or which could otherwise adversely affect Kos's ability to perform its obligations hereunder. To Kos' knowledge, there have not at any time anywhere in the world been any material Third Party Claims (as defined in Section 13.3) involving death or bodily injury resulting from the use of the Products.

                  (g) Kos has not received notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology used by Kos in connection with the manufacture, marketing, distribution, use, promotion, offer for sale or sale of the Products and Kos has no knowledge of any U.S. patent or trademark which can be asserted as infringed by the manufacture, marketing, distribution, use, promotion, offer for sale or sale of the Products.

                  (h) To the best of Kos' knowledge, it is in compliance in all material respects with all material laws and regulations applicable to the subject matter of this Agreement, including, without limitation, the Federal Food, Drug, and Cosmetic Act and the PDMA.

                  (i) The NDA's filed with the FDA and any amendments and supplements thereto (i) have been prepared in all material respects in accordance with all applicable requirements of the Food, Drug and Cosmetic Act, and (ii) have been approved by FDA, and none of Kos or any of its Affiliates has received any notice which has, or reasonably should have, led Kos or any of its Affiliates to believe that the NDA's and any amendments thereto are not currently in good standing in all respects with FDA. Kos (or its designated agent) has filed, or caused to be filed, with the FDA all required notices, supplemental applications and reports, including without limitation Adverse Event reports, required to be filed by the NDA holder. None of Kos or any of its Affiliates has received any notice which has, or reasonably should have, led Kos or any of its Affiliates to believe that any governmental authority (including the FDA) has commenced, or threatened to initiate, any action anywhere in the world to withdraw any approval for the Products or to limit the ability of Kos or any of its Affiliates to manufacture (or to have manufactured for it by a Third Party) the Products or to request the recall of the Products or commenced, or threatened to Kos' knowledge, to initiate any action to enjoin production of the Products at any facility.

                  (j) All manufacturing operations conducted by Kos and its Affiliates (or by Third Parties on their behalf) relating to the manufacturing of the Products are being conducted in material compliance with GMP and other applicable legal and/or regulatory requirements.

                  (k) All material information known to Kos or its Affiliates with respect to (i) the safety of the Products, (ii) the efficacy of the Products, (iii) any circumstance which could adversely affect the manufacturing, marketing, promotion or sale of the Products in the Territory, or (iv) Kos' ability or capacity to manufacture the Products (including both commercial quantities and samples) to meet the demand for the Products contemplated under this Agreement, has in each case been fully and accurately disclosed to TPNA in writing.

         13.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF TPNA. TPNA represents and warrants that:

                  (a) TPNA has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of TPNA. Assuming due authorization, execution and delivery on the part of Kos, this Agreement constitutes a legal, valid and binding obligation of TPNA, enforceable against TPNA, in accordance with its terms.

                  (b) The execution and delivery of this Agreement by TPNA and the performance by TPNA contemplated hereunder will not violate any applicable laws.

                  (c) Neither the execution and delivery of this Agreement nor the performance hereof by TPNA requires TPNA or any of its Affiliates to obtain any permits, authorizations or consents from any governmental authority or from any other person.

                  (d) There is nothing in any Third Party agreement TPNA has entered into that in any way will limit TPNA's ability to perform all of the obligations undertaken by TPNA under this Agreement,

                  (e) Each of TPNA and TPA is in material compliance with all material laws and regulations applicable to the subject matter of this Agreement, including, without limitation, the Federal Food, Drug, and Cosmetic Act and the PDMA.

         13.3 INDEMNIFICATION BY KOS. Except as otherwise expressly provided in
Section 13.4, Kos shall defend, indemnify and hold harmless TPNA and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all claims, complaints, or lawsuits for damages (collectively referred to as "CLAIMS") arising out of
(i) any negligent act or omission, or willful wrongdoing by Kos or any of its Affiliates in the performance of this Agreement, (ii) the failure by Kos or any of its Affiliates to comply with any FDA or other governmental requirement,
(iii) any assertion of the infringement or misappropriation of any Third Party patent, copyright, trademark, service mark, trade secret, or other intellectual property as a result of the development, registration, marketing, promotion, labeling, use, sale or distribution of the Products, (iv) any breach of any covenant, representation or warranty of Kos or any of its Affiliates under this Agreement, and (v) the development, registration, manufacture, promotion, labeling, use, sale or distribution of the Products.

         13.4 INDEMNIFICATION BY TPNA. TPNA shall defend, indemnify and hold harmless Kos and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all Claims arising out of (i) any negligent act or omission, or willful wrongdoing by TPNA or any of its Affiliates in the performance of this Agreement, (ii) the infringement or misappropriation by TPNA or any of its Affiliates of any

Third Party patent, copyright, trademark, service mark, trade secret or other intellectual property, as a result of TPNA's or such Affiliate's marketing or promotion of the Products which is not pursuant to the terms of this Agreement or in conformity with the direction of the Marketing Advisory Committee, (iii) any breach of any covenant representation or warranty of TPNA under this Agreement, and (iv) the adulteration of any Product samples, after their delivery to TPNA or any of its Affiliates and while still under the control of TPNA or its Affiliates. TPNA shall not be obligated under this Section to the extent that the Claim was the result of the nonperformance, negligence or willful misconduct of any employee or agent of Kos or anyone acting on behalf of Kos, including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns. For the avoidance of doubt, if TPNA acts in compliance with the directives of the Marketing Advisory Committee or as required pursuant to provisions giving Kos the right of determination, such acts shall not constitute a basis for indemnification by TPNA of Kos under this Agreement.

         13.5 LIMITATIONS ON INDEMNIFICATION. The obligations to indemnify, defend, and hold harmless set forth in Sections 13.3 and 13.4 shall be contingent upon the Party seeking indemnification (the "INDEMNITEE"): (i) notifying the indemnifying Party of a claim, demand or suit within fifteen (15) Business Days of receipt of same; provided, however, that Indemnitee's failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby; (ii) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such claim, demand or suit; (iii) using its best efforts to cooperate with the indemnifying Party and/or its insurers in the defense of such claim, demand or suit at the indemnifying Party's expense; and (iv) agreeing not to settle or compromise any claim, demand or suit without prior written authorization of the indemnifying Party. The Indemnitee shall have the right to participate in the defense of any such claim, demand or suit referred to in this Section utilizing attorneys of its choice, at its own expense, provided, however, that the indemnifying Party shall have full authority and control to handle any such claim, demand or suit.

         13.6 INSURANCE.

                  (a) During the Term and continuing for a period of ***** after the expiration of this Agreement or the earlier termination thereof, Kos shall obtain and/or maintain, at its sole cost and expense, ***** in amounts which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities at its place of business. Such ***** shall insure against all ***** arising out of the manufacture, sale, distribution, marketing and/or promotion of the Products in the Territory and shall *****.

                  (b) During the Term, Each Party shall carry insurance in amounts not less than the following for each type specified or as otherwise might be required by applicable law or regulation:

                      *****

                      *****

                      *****

                  (c) Each Party shall provide written proof of the existence of such insurance to the other Party upon request. If requested by TPNA, Kos shall cooperate with TPNA in purchasing and maintaining, at TPNA's expense, insurance regarding TPNA's activities under this Agreement.

14.      ASSIGNMENT

         Neither Party shall assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party; provided however, that either Party may make such an assignment or transfer without such consent (i) to an Affiliate of such Party, or (ii) in connection with a merger, or consolidation with, or the sale to a Third Party of, the entire pharmaceutical business of such Party. In the event of any such permitted assignment or transfer without such consent, as a condition to such assignment or transfer, the assigning or transferring Party must confirm to the other Party in writing that it will remain fully liable for all obligations under this Agreement as if such assignment or transfer had not occurred.

15.      NOTICES

         Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service, postage prepaid, or sent by certified or registered mail, return receipt requested, or by facsimile transmission, to the following addresses of the Parties and to the attention of the persons identified below (or to such other address, addresses or persons as may be specified from time to time in a written notice). Any notices given pursuant to this Agreement shall be deemed to have been given and delivered upon the earlier of (i) if sent by overnight courier service, on the date when received at the address set forth below as proven by a written receipt from the delivery service verifying delivery, or (ii) if sent by certified or registered mail, three (3) Business Days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or (iii) if sent by facsimile transmission, on the day when sent by facsimile as confirmed by automatic transmission report coupled with certified or registered mail or overnight courier service receipt proving delivery, or
(iv) if delivered in person, on the date of delivery to the address set forth below as proven by written signature of the recipient.

Kos Pharmaceuticals, Inc:

                                       1001 Brickell Bay Drive
                                       25th Floor
                                       Miami, Florida 33131
                                       Facsimile: (305) 577-4596
                                       Attention: Adrian Adams, President and
                                                  Chief Executive Officer

Copy to:

                                       Raritan Plaza I
                                       110 Fieldcrest Avenue
                                       2nd Floor
                                       Edison, NJ 08837
                                       Facsimile: (732) 225-8902
                                       Attention: Senior Vice President,
                                                  General Counsel


Takeda Pharmaceuticals North America, Inc.:


                                       475 Half Day Road
                                       Lincolnshire, Illinois 60069
                                       Facsimile: (847) 383-3762
                                       Attention: Mark Booth, President

Copy to:

                                       Facsimile: (847) 383-3481
                                       Attention:  General Counsel

         Notwithstanding the foregoing, notice of any breach of this Agreement delivered by a Party under Section 3.2 shall be provided in accordance with the foregoing provisions to the chief executive officer of the other Party in addition to the persons identified above.

16.      MISCELLANEOUS

         16.1 FORCE MAJEURE. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

         16.2 NO PARTNERSHIP OR JOINT VENTURE. It is expressly agreed that Kos and TPNA shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Kos nor TPNA shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.

         16.3 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         16.4 GOVERNING LAW. This Agreement shall be deemed to have been made in the State of New York, without giving effect to its conflicts of laws principles, and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New York.

         16.5 WAIVER OF BREACH. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

         16.6 SEVERABILITY. In the event any portion of this Agreement were to be held illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 16.6, the Parties shall renegotiate the terms and conditions of this Agreement to resolve any inequities.

         16.7 ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the Parties relating to the subject matter thereof and shall supersede all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

17.      DISPUTE RESOLUTION

         17.1 INTERNAL RESOLUTION. Any dispute, controversy or claim arising out of or relating to this Agreement (collectively referred to as "DISPUTE") shall be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to the Steering Committee, which shall meet in person or by telephone within seven (7) Business Days to review any Dispute. If the Dispute is not resolved by the Steering Committee within fourteen (14) Business Days after a meeting to discuss the Dispute, either Party may at any time thereafter provide the other written notice specifying the terms of such Dispute in reasonable detail. Within seven (7) Business Days of receipt of such notice, the Chief Executive Officers of each Party, or a member of management designated by the respective Chief Executive Officer, shall meet in person (at a mutually agreed upon time and location) or by telephone for the purpose of resolving such Dispute. They will discuss the problems and/or negotiate for a period of up to twenty (20) Business Days in an effort to resolve the Dispute or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both Parties, without the necessity of formal procedures relating thereto.

         17.2 ARBITRATION. If the Parties have been unable to resolve a Dispute through the above-described procedures, the Party initiating such procedures may, in its discretion, within fourteen (14) Business Days after the above-described procedures have been exhausted, propose non-binding arbitration in accordance with the CPR Non-Administered Arbitration Rules in effect on the date of this Agreement and subject to the terms of this Agreement. Any such non-binding arbitration shall be concluded within ninety
(90) days of the initiation of such proceeding, the location of any such non-binding arbitration shall be New York, NY, and it shall be conducted by a sole arbitrator reasonably acceptable to both Parties. The Parties may not pursue any other legal or equitable rights or remedies relating to any dispute until the conclusion of the non-arbitration, unless their rights would irreparably prejudiced by such delay. In the event such non-binding arbitration is not commenced within an additional fourteen (14) Business Day period, the Parties may pursue any available legal or equitable rights or remedies.

         NOW THEREFORE, the Parties, through their authorized officers, have executed this Agreement as of the date first written above.


KOS PHARMACEUTICALS, INC              TAKEDA PHARMACEUTICALS NORTH AMERICA, INC.



By:                                   By:
    --------------------------------      --------------------------------------
Name:                                 Name: Mark Booth
Title:                                Title: President
Date:                                 Date:
      ------------------------------        ------------------------------------








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